Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement

No. 333-253532

Relating to Preliminary Prospectus Supplement dated November 8, 2021 to Prospectus dated February 25, 2021

Pricing Term Sheet

AVALONBAY COMMUNITIES, INC.

$400,000,000 1.900% Senior Notes due 2028

November 8, 2021

Issuer:	AvalonBay Communities, Inc.
Principal Amount:	$400,000,000
Maturity:	December 1, 2028
Coupon:	1.900%
Price to Public:	99.869% of face amount
Yield to Maturity:	1.920%
Spread to Benchmark Treasury:	T + 55 basis points
Benchmark Treasury:	1.375% due October 31, 2028
Benchmark Treasury Price and Yield:	100-01 / 1.370%
Interest Payment Dates:	June 1 and December 1, commencing June 1, 2022
Optional Redemption: Make-whole call: Par Call:	Make-whole call at T + 10 basis points On or after October 1, 2028 (two months prior to the maturity date)
Trade Date:	November 8, 2021
Settlement Date:

T+7; November 18, 2021; under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise.

Accordingly, purchasers who wish to trade the Notes prior to the second business day before the Settlement Date will be required, by virtue of the fact that the Notes initially will settle on a delayed basis, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors with respect to these matters.

CUSIP:	053484 AC5
ISIN:	US053484AC59
Ratings*:	A3/A- (Moody’s/S&P)
Minimum denomination:	$2,000 and integral multiples of $1,000 in excess thereof
Joint Bookrunners:

BofA Securities, Inc., Deutsche Bank Securities Inc., PNC Capital Markets LLC, Wells Fargo Securities, LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Truist Securities, Inc.

Co-Managers:	TD Securities (USA) LLC, BNY Mellon Capital Markets, LLC, RBC Capital Markets, LLC, Samuel A. Ramirez & Company, Inc., Scotia Capital (USA) Inc. and U.S. Bancorp Investments, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the preliminary prospectus supplement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request them by calling BofA Securities, Inc. at 1-800-294-1322, Deutsche Bank Securities Inc. at 1-800-503-4611, PNC Capital Markets LLC at 855-881-0697 or Wells Fargo Securities, LLC at 1-800-645-3751.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.